Exhibit 99.2

Reconciliation of Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis), which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and excise taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	December 31, 2015		September 30, 2015
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$5,005	$0.39	$4,498	$0.36
Net capital gains incentive fee	-	-	-	-
Excise taxes	80	0.01	-	-
Adjusted Net Investment Income	$5,085	$0.40	$4,498	$0.36

	For the year ended
	December 31, 2015		December 31, 2014
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$18,741	$1.60	$15,075	$1.57
Net capital gains incentive fee	-	-	(206)	(0.02)
Excise taxes (1)	80	0.01	70	0.01
Adjusted Net Investment Income	$18,821	$1.61	$14,939	$1.56

(1)	The Company revised the definition of Adjusted Net Investment Income during the fourth quarter of 2015 to exclude excise taxes. As such, Adjusted Net Investment Income for the year ended December 31, 2014 was adjusted from prior disclosure to conform to the revised definition.

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.